October 15, 2012

Joseph M. Wetzel
7948 S. Clayton Circle
Centennial, CO 80122

Re:    Agreement

Dear Joe:

This letter agreement sets forth the complete terms under which your employment with EarthLink, Inc. (the “Company”) will cease.
1.End Date. Your employment with the Company is ceasing and your last day of employment with the Company will be December 31, 2012 (your “End Date”). After your End Date, you will no longer be an employee of the Company or of any parent, subsidiary or affiliate of the Company. You also hereby waive any claim for future employment with the Company or any parent, subsidiary or affiliate of the Company.
2.    Payments. As consideration for the General Release described in paragraph 9 of this letter agreement and the other consideration described herein, the receipt and adequacy of which are hereby acknowledged, the Company will pay you the following:
(a)    You, and after your death, your beneficiary, will receive a payment in the amount of $736,021 in a single lump sum payment on the first payroll date occurring (and no later than thirty (30) days) after the six months following your End Date or, if earlier, your death; and
(b)    You, and after your death, your beneficiary, will receive a non-compete payment in the amount of $588,869 in a single lump sum payment on the first payroll date occurring (and no later than thirty (30) days) after the six months following your End Date or, if earlier, your death; and
(c)    You, and after your death, your beneficiary, will receive the annual bonus you would have received under the Company’s annual bonus plan for the Company’s fiscal year ending December 31, 2012 (had you remained employed with the Company), in a single lump sum on the same date as bonus awards for the Company’s fiscal year ending December 31, 2012 are paid to the other participants in the Company’s annual bonus plan (but in no event later than 2½ months after December 31, 2012).
Nothing in this letter agreement shall be deemed an admission by the Company or any parent, subsidiary or affiliate of the Company, or by you, of any violation of any agreement, statute, law, or right or of any wrongdoing of any kind.
3.    Employee Benefits. You also will receive the following employee benefits:
(a)    You will have the right to elect and pay for continuation of your health insurance coverage under the Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in accordance with the terms of the applicable Company health plans, and you will be required to pay any sums that are required to be paid for such COBRA continuation coverage. You, and after your death, your beneficiary, will receive a COBRA payment in the amount of $16,300 in a single lump sum payment on the first payroll date occurring (and no later than thirty (30) days) after the six months following your End Date or, if earlier, your death.
(b)    You will receive your vested benefits under the Company’s 401(k) Plan in accordance with its terms.
(c)    You and your dependents’ rights to benefits under the Company’s other employee benefit plans in which you participated, if any, will be determined in accordance with the applicable plan documents.
4.    Standard Payments. You, and after your death, your beneficiary, will receive payments for your earned and unpaid base salary accrued through your End Date and unreimbursed business and entertainment expenses incurred or otherwise payable through your End Date as are reimbursable under the Company’s normal policies. Payment of these items will be made in a manner consistent with the normal check processing schedules of the Company but in no event later than thirty (30) days after your End Date. Payment of unreimbursed medical, dental and other employee benefit expenses shall be paid pursuant to the terms of the applicable benefit plans.
5.    Consulting Agreement.
(a)    You agree to make yourself available to the Company to perform consulting services, to the extent reasonably requested by the Company, from the End Date through September 30, 2013 or such earlier date as you (by choice or circumstances) are no longer available to perform consulting services.  The consulting term may be extended beyond September 30, 2013 only if you and the Company so mutually agree. The period of time during which you are available to perform consulting services is hereinafter referred to as the consulting term or the term of the consulting arrangement. In performing any such consulting services, you shall at all times comply with the terms and conditions of this letter agreement, all applicable policies and procedures of the Company and any parent, subsidiary and affiliate of the Company and any reasonable written or oral instructions that may be provided to you by the Company in connection with your performance of consulting services under this letter agreement.
(b)    During the consulting term, you will report to the Chief Executive Officer of the Company or his designated representative and work closely with the Company’s other executive officers.
(c)    The Company shall pay you the following retainer with respect to the following projected hours of service during the consulting term:

Quarter	Monthly Retainer	Projected Quarterly Hours of Service
January 1, 2013 – March 31, 2013	$20,000	96
April 1, 2013 – June 30, 2013	$10,000	50
July 1, 2013 – September 30, 2013	$5,000	25
If with prior approval from the Chief Executive Officer you provide more than the projected hours of consulting services set forth above in any quarter, the Company will pay you $500 for each such hour of consulting services. Additionally, the Company shall reimburse you for any reasonable expenses incurred or paid by you in the course of performing any consulting services hereunder, provided that such expenses are approved in advance by the Company. You will receive your monthly retainer fee, hourly fees and reimbursements for any reasonable expenses incurred or paid by you in the course of providing consulting services, subject to adequate substantiation, no later than thirty (30) days after the calendar month for which your retainer is payable or in which you provide the services entitling you to additional hourly fees or in which you incur the reimbursable expenses. Notwithstanding the foregoing, (i) the reimbursements provided in any one calendar year shall not affect the amount of reimbursements provided in any other calendar year and (ii) your rights to reimbursements pursuant to this paragraph 5(e) shall not be subject to liquidation or exchange for another benefit.
(d)    You and the Company may mutually agree to terminate this consulting arrangement at any time prior to expiration of the consulting term; provided, however, that Company shall remain liable for and pay you for any amounts that are then due to be paid or reimbursed to you.

(e)    Both you and the Company, in the performance of this consulting arrangement, will be acting in your own separate capacities and not as agents, employees, partners, joint venturers or associates of one another. It is expressly understood and agreed that during the consulting term you will be an independent contractor of the Company in all manners and respects and that you will not be authorized to bind the Company or any parent, subsidiary or affiliate of the Company to any liability or obligation or to represent that you have any such authority. You will be solely responsible for all withholding taxes, social security taxes, unemployment taxes, and workers’ compensation insurance premiums relating to your provision of consulting services under this letter agreement. You will not be entitled to participate in or receive any benefits or other rights under any employee benefit plan of the Company as the result of this consulting arrangement.

(f)    All work product, property, data, documentation, information or materials conceived, discovered, developed or created by you in connection with the consulting arrangement under this letter agreement (collectively, the “Work Product”) shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A. §101 et seq., as amended) and owned exclusively by the Company. You hereby unconditionally and irrevocably transfer and assign to the Company all right, title and interest in or to any such Work Product.

(g)    Notwithstanding the foregoing, for purposes of Section 409A of the Code, the Company and you agree that you will have a “separation from service” within the meaning of Section 409A of the Code on the End Date, because it is reasonably anticipated that the level of bona fide services you will perform after the End Date will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services you performed over the thirty-six (36) month period immediately preceding the End Date.

6.    Company Stock.
(a)    Your Company Stock Options as of the End Date are set forth on Exhibit A attached hereto. As of the End Date, your Company Stock Options that otherwise would have become vested during the eighteen (18)-month period immediately following the End Date had you remained employed with the Company during such time shall become vested as of the End Date. Your Company Stock Options will continue to vest pursuant to their terms after the End Date and during the term of the consulting arrangement described in paragraph 5 above in the same manner as if you had continued your employment with the Company during the consulting term and the consulting term had commenced as of the eighteen (18) month anniversary of the End Date. Your then vested Company Stock Options (including Stock Options that were or became vested as of or after the End Date) will be exercisable in accordance with the Company’s 2011 Equity and Cash Incentive Plan and the related award agreements for ninety (90) days after the cessation of such consulting arrangement (but in no event will your vested Company Stock Options be exercisable beyond their latest expiration date as set forth in the related award agreements). Any of your Company Stock Options that are not vested as of the cessation of the consulting arrangement as described in this paragraph will be forfeited without any payment therefor. Should you be prohibited from executing your then vested Company Stock Options during the ninety (90)-day period after cessation of the consulting arrangement due to having material non-public information about the Company, such exercise period will be extended until ten (10) days following the date that you no longer have material non-public information about the Company (but in no event will your vested Company Stock Options be exercisable beyond their latest expiration date as set forth in the respective award agreements).
(b)    Your Company Restricted Stock Units (“Company RSUs”) as of the End Date are set forth on Exhibit B attached hereto. As of the End Date, your Company RSUs that otherwise would have become vested and payable during the eighteen (18)-month period immediately following the End Date had you remained employed with the Company during such time shall become vested and payable as of the End Date, except if any of such Company RSUs contain performance criteria for payment (either alone or in combination with any continued employment or other requirements), then any tranche of such Company RSUs for which the performance period has ended prior to the End Date shall not be affected by the foregoing provisions of this paragraph. For example, if the Company RSU has separate twelve (12)-month performance periods for each of three tranches and the End Date occurred during the beginning of the second such performance period, the second tranche would fully vest upon the End Date (because it would end within eighteen (18) months after the End Date); the first tranche would vest (or not) based on the actual achievement of the performance goals applicable to the first performance period; and the third tranche would vest (or not) (notwithstanding actual performance) provided the applicable vesting date falls within that number of months after your End Date that equals the sum of eighteen (18) months and the number of months in your consulting term. Your Company RSUs will continue to vest and become payable pursuant to their terms after the End Date and during the term of the consulting arrangement described in paragraph 5 above in the same manner as if you had continued your employment with the Company during the consulting term and the consulting term had commenced as of the eighteen (18) month anniversary of the End Date. Any of your Company RSUs that become vested and payable as described above will be paid as soon as practicable after (and within thirty (30) days of) the date the Company RSUs become vested. Any of your Company RSUs that are not vested and payable as of the cessation of the consulting arrangement as described in this paragraph will be forfeited without any payment therefor.
7.    Accord and Satisfaction. By signing this letter agreement, you accept the payments and benefits described herein as a final accord and satisfaction of all payments and benefits due you from the Company or any parent, subsidiary or affiliate of the Company relating to your employment, including, without limitation, any amounts that may be due you under the terms of your Employment Agreement dated October 19, 2011, which is attached hereto as Exhibit C (your “Employment Agreement”), and you hereby waive any rights to receive any other payments and benefits from the Company or any parent, subsidiary or affiliate of the Company other than as described in this letter agreement, including without limitation, any payments and benefits to which you may be entitled under your Employment Agreement. You also acknowledge that you are not entitled to receive any payments or benefits under any severance plan, arrangement, program or policy of the Company or any parent, subsidiary or affiliate of the Company. You also acknowledge that your receipt of this letter agreement constituted notice to you that your Employment Agreement would not be extended beyond December 31, 2012 and would be terminated as of such date except as otherwise set forth in this letter agreement. The Company acknowledges that you will be deemed to have resigned for Good Reason for purposes of your Employment Agreement. Except as otherwise provided herein, this letter agreement constitutes the final and entire agreement between you and the Company on the subject matter herein, and no other representation, promise, or agreement has been made to cause you to sign this letter agreement. All other agreements regarding your employment or the subject matter therein shall be superceded by this letter agreement, except as expressly set forth herein.
8.    Non-Competition, Non-Recruitment and Confidential Information. You agree, acknowledge and affirm that Sections 7, 8, 9, and 10 of your Employment Agreement remain in full force and effect and are not superceded, merged or otherwise affected by this letter agreement and that you will continue to be bound by the terms and conditions of Sections 7, 8, 9, and 10 of your Employment Agreement (notwithstanding the non-renewal and termination of the other provisions of your Employment Agreement as described above). You further agree that the covenants, prohibitions and restrictions contained in this letter agreement are in addition to, and not in lieu of, any rights or remedies that the Company may have available pursuant to the foregoing sections of your Employment Agreement or the laws of any jurisdiction, or the common law or equity, and the enforcement or non-enforcement by the Company of its rights and remedies pursuant to this letter agreement shall not be construed as a waiver of any other rights or remedies that it may possess. Any breach by you of this paragraph 8, or of Sections 7, 8, 9, and 10 of your Employment Agreement, shall be grounds for termination of any payments to be made or benefits to be delivered hereunder. Additionally, in the event of any such breach, you agree to repay the Company any payments and benefits described in paragraphs 2, 3, 5 and 6 of this letter agreement that you previously received pursuant to this letter agreement, that you would not have been entitled to receive absent this letter agreement.
9.    General Release. For and in consideration of the payments and promises set forth in this letter agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby release, acquit, and forever discharge the Company, and all its affiliates, parents, subsidiaries, partners, joint venturers, owners, and shareholders, and all of their officers, directors, employees, representatives, and agents, and all successors and assigns thereof (each a “Released Party”), from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, known or unknown, which you now have, had, or may hereafter claim to have had against the Company or any other Released Party, of any kind or nature whatsoever, arising from any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred through the End Date and that is relating in any way to your employment with the Company or any Released Party, or the conclusion of that employment, whether such claims are now known or are later discovered.
The claims knowingly and voluntarily released herein include, but are not limited to, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act or other federal or state wage and hour laws, the Employee Retirement Income Security Act, claims for breach of contract, infliction of emotional distress, claims under any other federal or state law pertaining to employment or employment benefits, and any other claims of any kind based on any contract, tort, ordinance, regulation, statute, or constitution; provided, however, that nothing in this letter agreement shall be interpreted to release any claims which you may have for workers compensation benefits or any claims or liabilities for indemnification arising from your acts and/or omissions as an officer or director of the Company to the extent provided by law or the governing documents of the Company. You acknowledge that this letter agreement is a complete defense and shall constitute a full and final bar to any claim by you based on any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred through the End Date.
10.    Non-Disparagement. You agree not to make any statement or take any action that criticizes or disparages the Company, any Released Party or their parents, subsidiaries or affiliates, their employees, officers, directors, representatives and agents, their management or their practices or that disrupts or impairs their normal operations; and the Company, the Released Parties and their parents, subsidiaries and affiliates agree not to make any statement or take any action that criticizes or disparages you, except that nothing in this letter agreement shall be interpreted to limit either of our rights to confer with counsel or to provide truthful testimony pursuant to subpoena, notice of deposition or as otherwise required by law. This provision is in addition to, and not in lieu of, the substantive protections under applicable law relating to defamation, libel, slander, interference with contractual or business relationships, or other statutory, contractual, or tort theories.
11.    Receipt and Effective Date. You acknowledge that you have read and understand this letter agreement, that you are hereby provided a period of twenty-one (21) calendar days to consider its terms, and that you are hereby advised in writing to discuss its terms with an attorney or other advisor before executing the letter agreement, and that your execution is purely voluntary. This letter agreement will not become effective and enforceable until seven (7) days after your execution, which must occur after the End Date and on or before the expiration of the twenty-one (21) calendar days you are being provided to consider its terms. Additionally, you may sign this letter agreement prior to the End Date to evidence your agreement to its terms, subject to the requirement to re-execute the letter agreement after the End Date. You further understand that you may revoke this letter agreement within seven (7) calendar days after either date you have signed it by delivering written notice of revocation to Stacie S. Hagan at 1375 Peachtree Street, Atlanta, Georgia 30309. If the end of such revocation period falls on a Saturday, Sunday or legal holiday in the State of Georgia, the revocation period shall be extended until the next day that is not a Saturday, Sunday or legal holiday in the State of Georgia. Notwithstanding anything contained herein to the contrary, you understand and agree that, if you fail to sign this letter agreement after the End Date and on or before the expiration of the twenty-one (21) calendar days, or if you revoke the letter agreement before the expiration of the applicable revocation period, this letter agreement shall be canceled and void and neither party shall have any rights or obligations arising under it, and you will not be entitled to receive any payments or benefits under this letter agreement not otherwise payable absent this letter agreement. Notwithstanding any other provision of this letter agreement, no payments or benefits shall be made under paragraphs 2, 3, 5 and 6 hereunder for the thirty (30) days immediately following the End Date. Any payments to be made or benefits to be delivered during such thirty (30) days will be delayed until the expiration of such thirty (30) days period. Any payments that would otherwise have been paid during that time shall be accumulated and paid in a lump sum immediately after the expiration of such period. Any benefit to be delivered during such time may be continued at your expense, with you having the right to reimbursement immediately after the expiration of such period. You further acknowledge that the payments and benefits set forth in paragraphs 2, 3, 5 and 6 herein would not be otherwise payable or deliverable in the absence of your agreement of the General Release in paragraph 9.
12.    Severability. Except as set forth below, the terms, conditions, covenants, restrictions, and other provisions contained in this letter agreement are separate, severable, and divisible. If any term, provision, covenant, restriction, or condition of this letter agreement or part thereof, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void, the remainder of this letter agreement and such term, provision, covenant, or condition shall remain in full force and effect to the greatest extent practicable and permissible by law, and any such invalid, unenforceable, or void term, provision, covenant, or condition shall be deemed, without further action on the part of the parties hereto, modified, amended, limited, or deleted to the extent necessary to render the same and the remainder of this letter agreement valid, enforceable, and lawful.
13.    Taxes. You shall be responsible for any tax consequences of any payments made or benefits delivered pursuant to this letter agreement, except for any applicable taxes that the Company withholds and except as provided in paragraph 21 hereof. You acknowledge and agree that the Company is not undertaking to advise you with respect to any tax consequences of this letter agreement, and that you are solely responsible for determining those consequences and satisfying all of your applicable tax obligations resulting from any payments described herein.
14.    Assignment. Your rights and obligations under this letter agreement are personal to you and may not be transferred by you by assignment or otherwise.
15.    Non-Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of that right, power, or privilege or of the same right, power, or privilege in any other instance. Any waiver by either party hereto must be contained in a written instrument signed by the party to be charged with such waiver and, in the case of the Company, by its Chief Executive Officer.
16.    Acknowledgments. You acknowledge that you have read this letter agreement and understand its terms. You have been provided with a full and fair opportunity to consult with an attorney of your choosing and to obtain any and all advice you deem appropriate with respect to this letter agreement. In light of the foregoing, you are satisfied with the terms of this letter agreement and agree that its terms are binding upon you.
17.    Non-Disclosure. You covenant and agree that you will not disclose the existence or terms of this letter agreement to any person except (i) licensed attorney(s) for the purpose of obtaining legal advice, (ii) licensed or certified accountant(s) for purposes of preparing tax returns or other financial services, (iii) proceedings to enforce the terms of this letter agreement, or (iv) as otherwise required by law or court order. However, nothing herein shall limit your ability to confer with legal counsel, to testify truthfully under subpoena or court order, or to cooperate with an investigation by a municipal, state or federal agency for enforcement of laws, and you may disclose the existence or terms of this letter agreement to your spouse or other immediate family, including your parents, provided you take reasonable measures to assure that she or they do not disclose the existence or terms of this letter agreement to a third party, except as otherwise allowed herein. The foregoing non-disclosure will not apply to the existence and terms of this letter agreement on and after, but only to the extent that, they become public knowledge upon any filing with the SEC.
18.    Previous Agreements. This letter agreement supercedes any previous agreement(s), whether written or oral, that you may have had with the Company or any parent, subsidiary or affiliate, including your Employment Agreement, and any other such agreement is merged into and extinguished by this letter agreement, except as expressly provided otherwise in this letter agreement.
19.    Governing Law and Interpretation. This letter agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia, notwithstanding any choice of law provisions otherwise requiring application of other laws. It shall be interpreted according to the fair meaning of the terms herein and not strictly in favor of, or against, either party.
20.    Amendments. No amendment or modification of this letter agreement shall be binding or effective for any purpose unless made in a writing signed by the party against whom enforcement of such amendment or modification is sought.
21.    Section 409A. Notwithstanding any other provision of this letter agreement, it is intended that any payment or benefit provided hereto that is considered nonqualified deferred compensation subject to Section 409A of the Code will be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. For purposes of this letter agreement, all rights to payments and benefits hereunder will be treated as rights to a series of separate payments and benefits to the fullest extent allowable by Section 409A of the Code. To the extent that you incur liability for excise taxes, penalties or interest under Section 409A of the Code because any nonqualified deferred compensation plan of the Company fails to comply with Section 409A, the Company will make a special reimbursement payment to you equal to the sum of (i) your liability for excise taxes, penalties or interest under Section 409A and (ii) all taxes attributable to the special reimbursement payment, at the time such taxes, penalties and interest are required to be remitted to the applicable authorities and by the end of your taxable year next following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authorities or, where no such taxes are remitted, the end of your taxable year following the year in which the audit is completed or there is a final and non-appealable settlement or resolution of the litigation.
22.    Beneficiary. You may designate one or more individuals or entities as your beneficiary under this letter agreement and change any prior beneficiary designation, so long as such designation or change in designation is in writing and delivered to Stacie Hagan or her successor, at the address set forth in paragraph 11 above, prior to your death. In the absence of a valid beneficiary designation, or should your designated beneficiary predecease you, your estate shall be your beneficiary. Your beneficiary shall be entitled to receive any payments owed to you after your death, and to exercise any rights you had prior to your death, to the extent such payments or rights are to continue after your death.
Please sign and date in the first space below to accept the terms of this letter agreement and return the executed letter agreement to me for the Company’s files.
Additionally, for purposes of paragraphs 9 and 11 of this Agreement, in order for this letter agreement to become effective and enforceable, we will ask you following the End Date to again sign, date and have notarized the letter agreement in the second space below, which executed letter agreement shall also be returned to me.
If you have any questions, please let me know.

Sincerely,

By:
Rolla Huff
Chief Executive Officer

Acknowledged and Agreed:

By: _________________________________
Joseph M. Wetzel

Date: October ____, 2012

* * * * * * *

IN WITNESS WHEREOF, the undersigned has signed and executed this letter agreement on the date set forth below as an expression of his intent to be bound by the foregoing terms of this letter agreement, including without limitation the general release set forth in paragraph 9 of the letter agreement.

By: _________________________________
Joseph M. Wetzel

Date:

Sworn to and subscribed
before me this _______ day
of _______________, ______.

________________________________________________
Notary Public
[Seal]

Exhibit A

Company Stock Options

Grant Date	Grant Type	Granted	Grant Price	Outstanding	Shares Vesting	Future Vest Date

2/16/2012	NQ	178,447	$7.51	178,447	44,611	2/16/2013*
					44,612	2/16/2014*
					44,612	2/16/2015**
					44,612	2/16/2016***

2/16/2012	ISOs	53,260	$7.51	53,260	13,315	2/16/2013*
					13,315	2/16/2014*
					13,315	2/16/2015**
					13,315	2/16/2016***

				Total Stock Options	231,707

*	Vested (contingent upon the General Release) as of the End Date.

**
Eligible to become vested (contingent upon the General Release) if you render consulting services and the future vest date falls within that number of months after your End Date that equals the sum of eighteen (18) months and the number of months you render consulting services.

***	Will be forfeited upon expiration of the nine (9) month consulting term (or at such earlier time your consulting may end).

Exhibit B

Company RSUs

Grant Date	Grant Type	Granted	Performance or Service Vesting	Performance Period Ends	Outstanding	Shares Vesting	Future Vest Date

2/7/2011	RSUs	45,000	Service	NA	30,000	15,000	2/7/2013*
						15,000	2/7/2014*

2/7/2011	RSUs	45,000	Performance	12/31/2011	45,000	45,000	2/7/2014***

2/16/2012	RSUs	30,360	Performance	12/31/2012	30,360	30,360	2/16/2015****

2/16/2012	RSUs	7,589	Performance	12/31/2013	7,589	7,589	2/16/2015**

2/16/2012	RSUs	12,650	Performance	12/31/2014	12,650	12,650	2/16/2015**

					Total RSUs	125,599

*	Vested (contingent upon the General Release) as of the End Date.

**
Eligible to become vested (contingent upon the General Release) if you render consulting services and the future vest date falls within that number of months after your End Date that equals the sum of eighteen (18) months and the number of months you render consulting services (notwithstanding actual performance for the requisite performance periods).

***	Vested (contingent upon the General Release) as of the End Date, subject to actual achievement of the applicable performance goals for the requisite performance periods.

****
Eligible to become vested (contingent upon the General Release) if you render consulting services and the future vest date falls within that number of months after your End Date that equals the sum of eighteen (18) months and the number of months you render consulting services, subject to actual achievement of the applicable performance goals for the requisite performance periods.

Exhibit C

Employment Agreement

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